EXHIBIT 99.1

             Muzak Announces Positive Cash Flow for 2006


    FORT MILL, S.C.--(BUSINESS WIRE)--Feb. 7, 2007--Muzak LLC today announced that it achieved its goal of generating positive free cash flow for 2006. Positive free cash flow for the fourth quarter was $1.1 million, and total cash flow for the year was $3 million.

    The positive free cash flow generation of $3 million in 2006 compares to a cash flow deficit of approximately $20 million in 2005 (on an annualized run rate basis and prior to implementation of a revised business plan in June 2005). These amounts are preliminary and subject to completion of the year-end audit. Muzak expects to announce its year-end results in connection with the filing of its Annual Report on Form 10-K.

    The fourth quarter represents the fifth consecutive quarter of positive free cash flow--and 2006 represents the first full year of positive free cash flow since the formation of Muzak LLC in 1999. This improvement is attributed to lower subscriber acquisition costs and standardized pricing; reduced accounts receivables, inventory and backlog; and stringent expense management. This improvement is mitigated partially by higher interest expenses.

    In addition, during the fourth quarter Muzak rolled out sweeping changes to its core music product, generating excitement within its client base and the industry in general with changes to over 80 programs. Muzak also took major strides toward expanding its music catalog and "audio branding" services by entering into two new relationships that were announced in January, 2007.

    -- Muzak has inked a deal with The Orchard, the world's largest distributor of independent music. The partnership initially added over 450,000 tracks to Muzak's catalog, with additional tracks to be incorporated each month.

    -- Muzak also entered into an agreement with Rumblefish, a respected branding and music-licensing agency, to provide Web site audio, compilation CDs, audio logos and other highly customizable audio branding services to its clients.

    In a company-wide communication, CEO Stephen Villa said "this dramatic improvement--achieved in a relatively short period of time--could not have been accomplished without the efforts and contributions of every department in the Company. I thank all Muzak employees for the achievement of this milestone as well as for the operational momentum that we continue to experience."

    Note: Free cash flow is defined as operating cash flows reduced by investing cash flows (primarily subscriber acquisition costs) and financing cash flows (primarily interest and debt payments).

    About Muzak

    As the world's leading provider of business music, Muzak creates experiences that reach more than 100 million people daily. Some of the biggest brands in business, from Aveda to Sur La Table to Boeing, work with Muzak to enhance their brand image. More than 80 core satellite music programs and an endless variety of custom programs are distributed through a national network of sales and service locations, from Muzak's library of more than 1.8 million tracks. For more information, visit www.muzak.com.

    The above statements include forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as "anticipate," "believe," "intend," "expect," "anticipate," "could," "may," "will" and similar expressions and include references to assumptions that the Company believes are reasonable and relate to our future prospects, developments and business strategies. Forward-looking statements involve risks and uncertainties, including, but not limited to those related to the Company's substantial leverage and debt service requirements, restrictions imposed by the terms of the Company's indebtedness, our history of net losses, our lack of readily available funds to borrow, our dependence on satellite delivery of our products, our dependence on third parties to license music rights, possible disruption poised by new business strategies and initiatives, the impact of natural disasters on our client locations and our support facilities, future capital requirements, the impact of competition and technological change, the availability of cost-effective programming, the impact of legislation and regulation, our dependence on the contributions of key personnel, the ability to control or impact client cancellations, potential conflicts poised by the significant ownership stake of our controlling equity holder, risks associated with the effect of general economic conditions and the other factors discussed in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from these forward-looking statements. The Company undertakes no obligation to update these forward-looking statements.

    CONTACT: Muzak LLC
             FINANCIAL CONTACT:
             Dodd Haynes, 803-396-3007
             dodd_haynes@muzak.com
             or
             MEDIA CONTACT:
             Marissa Ferrari, 803-396-3242
             marissa_ferrari@muzak.com